Exhibit 99-B.8.138
Second Amendment to the Selling and Services Agreement and Participation Agreement

This Second Amendment dated as of February 18, 2009 by and between ING Life Insurance and
Annuity Company (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial
Advisers, LLC (“ING Financial”) (collectively “ING”), Columbia Management Distributors, Inc.
(“Distributor”), and Columbia Management Services, Inc. (“Transfer Agent”), is made to the Selling and
Services Agreement and Fund Participation Agreement dated as of September 26, 2005 (the “Agreement”), as amended on April 1, 2008. Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional to the Agreement; and

WHEREAS, the parties wish to make additional funds available under the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.		ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement, including any representations and undertakings, relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and ING Financial.

2.		Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

	2.	Omnibus Account.

The parties agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the Nominee, may be maintained (the “Account” or collectively, the “Accounts”). One Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which
ING Institutional shall provide various recordkeeping and other administrative services.
Alternatively, one Account may be maintained in connection with Plans for which both
ING Life and ING Institutional shall provide such recordkeeping and administrative services. A third Account held in the name of ING Life shall be maintained for those
Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the
Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.		Sections 4 and 5 of the Agreement are hereby deleted in their entirety and replaced with the following:

	4.	Servicing Fees:

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the
Nominee and shall not be the responsibility of Transfer Agent. The Nominee, or ING
Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of
Fund shares purchased under this Agreement. It is further recognized that there will be a

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substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Transfer Agent agrees to pay to
ING Life or ING Institutional, as appropriate, a servicing fee, as specified in Schedule C
(attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Transfer Agent will make such payments to ING Life or ING Institutional within thirty (30) days after the end of each calendar quarter. If required by a Plan or by applicable law, Transfer Agent acknowledges that ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Transfer Agent to offset other fees payable by the Plan to ING Life or ING Institutional. Transfer Agent’s
liability to ING for the payment of a distribution or service fee related to a Fund for any period is limited solely to the proceeds of that Fund’s distribution or service fee actually received by Transfer Agent for such period. Transfer Agent may stop paying distribution and service fees for and Fund at any time without notice to ING. Each Fund reserves the right to establish and change minimum asset amounts at the representative’s level and dealer level as conditions for its obligations to pay service fees.

You agree to disclose your compensation under this Agreement, together with any other compensation you receive in connection with your customers’ investments in Fund shares, to your customers as required by applicable law and to the extent necessary to ensure that your customers fully understand all such compensation and any conflicts of interest related to your receipt of such compensation. You also agree and warrant that your customers will authorize your compensation to the extent required by applicable law.

	5.	12b-1 Fees.

Subject to Section 4 and the Fund prospectus, to compensate ING Financial for its distribution of Fund Shares, Distributor shall make quarterly payments to ING
Financial, as specified in Schedule C (attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar month. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. Distributor acknowledges that, if required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from
Distributor to offset other fees payable by the Plan to ING Financial.

4.		The following is added as Section 14(d) to the Agreement:

(d) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will

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maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

5. The following replaces Section 16(b) of the Agreement:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
Michael Pignatella
Counsel
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

To Transfer Agent:
Columbia Management Services, Inc.
One Financial Center
MA5-515-03-02
Boston, MA 02111
Fax: (617) 742-2989
Attn: Dealer File Department

To Distributor:
C/O Columbia Management Services, Inc.
One Financial Center
MA5-515-03-02
Boston, MA 02111
Fax: (617) 742-2989
Attn: Dealer File Department

Any notice, demand or other communication given in a manner prescribed in this Subsection (b)
shall be deemed to have been delivered on receipt.

6. The following paragraph is added under Section 16 “Miscellaneous” of the Agreement:

(g) The parties agree that transactions in shares of Funds that impose a redemption fee (“Redemption Fee Funds”) by Plans or Plan Participants pursuant to the terms of this Agreement are subject to redemption fees in accordance with the applicable prospectus; ING Life and ING Institutional will implement such redemptions fees as soon as reasonably practically, but not later than May 31, 2009, provided however that if
ING Life and ING Institutional cannot implement such fees in accordance with the

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prospectus prior to May 31, 2009, as of June 1, 2009, Accounts holding shares of
Redemption Fee Funds will be limited to only redeeming shares of such Funds.
7.	Schedule B, attached hereto, is hereby added to the Agreement.
8.	Schedule C, attached hereto, is hereby added to the Agreement.
9.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.
10.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment of the date first written above.

ING LIFE INSURANCE AND			COLUMBIA MANAGEMENT DISTRIBUTORS,
ANNUITY COMPANY			INC.

By:	/s/ Lisa S. Gilarde		By:	/s/ Beth Ann Brown
Name:	Lisa S. Gilarde		Name:	Beth Ann Brown
Title:	Vice President		Title:	Managing Director

ING FINANCIAL ADVISERS, LLC			COLUMBIA MANAGEMENT SERVICES, INC.

By:	/s/ David A. Kelsey		By:	/s/ Robin G. Smith
Name:	David A. Kelsey		Name:	Robin G. Smith
Title:	V.P./C.O.O.		Title:	Senior Vice President

ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ Michelle Sheiowitz	attorney in fact
Name:	Michelle Sheiowitz
Title:	Vice President

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SCHEDULE B List of Available Funds

All Class Z shares of Columbia Funds

All Class A shares of Columbia Funds

All Class R shares of Columbia Funds

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SCHEDULE C

Fee Schedule

As compensation for the services ING renders under the Agreement, Transfer Agent or Distributor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds.

Share Class	Z	A	R
12b-1 Fees*	___%	___%	___%
Service Fees**	___%%	___%	___%
Total Fees	___%	___%	___%

* Subject to the applicable Fund prospectus.
** Service Fees are not payable on Index funds.

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